SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT dated as of August 30, 2014, by and between Osage Exploration & Development Inc., a Delaware corporation (“Osage”), and Raven Pipeline Company LLC, a Delaware limited liability company (“Raven”).

RECITALS

1.	WHEREAS, the Parties entered into a Membership Interest Purchase Agreement (“MIPA”) on September 30, 2013, by which Osage sold to Raven all the Capital Interests Cimarrona Limited Liability Company, an Oklahoma limited liability company, including its Colombian branch (“Cimarrona”)

2.	WHEREAS the MIPA included the opening of an Escrow Account, with an amount equal to US$250,000, to secure the post-Closing purchase price adjustments and any indemnity obligations of Osage pursuant the MIPA.

3.	WHEREAS pursuant MIPA article 2.7, Raven should paid to Osage US$1,000,000 if the per barrel transportation rate charged with respect to the pipeline included in the MIPA was not adjusted during the period between the Closing Date and March 31, 2014.

4.	WHEREAS, Raven owes the aforementioned amount to Osage, as the rate was not adjusted in such period.

5.	WHEREAS, Raven has found some inconsistencies in Cimarrona Colombian branch accounting and tax information, specifically, in relation with tax losses reported Branch before and after Closing of the MIPA, and in relation with treatment of 2013 income tax and use of carryforwards.

6.	WHEREAS, Raven has informed such inconsistencies and misleading information to Osage, on July 23, 2014.

7.	WHEREAS, Parties have agreed to enter into this Settlement Agreement, and terminate any possible dispute regarding the inconsistencies and misleading information detailed by Raven on July 23, 2014.

NOW, THEREFORE, in consideration of the mutual covenants, concessions and agreements contained herein, the Parties, intending to be legally bound, enter into this Agreement on the terms set forth below

1. Settlement of Disputes:

For purposes hereof, the “Disputes” means all the findings detailed by Raven on the communication of July 23, 2014 (Appendix No. 1), in relation Colombian Branch during negotiation process of the MIPA; and (ii) treatment of 2013 income Tax, use of carryforwards and the corresponding reimburse by Osage.

The Parties declare that they have settled any differences related to such Disputes as defined hereby, subject matter under this Agreement, and consequently, Raven waives any possible current, past or future claim against Osage in relation to the Disputes.

2. Obligations and offset

Parties agree as follows:

●	Osage will reimburse to Raven the CREE tax and Equity tax, paid by Raven in 2014, in a settled sum of USD$250,000, corresponding to the available amount of the Escrow Account as defined in the MIPA. Therefore, this Agreement will fulfill the “joint written instruction” as required by clause 2.2 of the MIPA, in order to disburse the Escrow Account in favor of Raven.

●	Osage recognizes in favor of Raven, a sum of USD$1,000,000 in order to settle the Disputes. The Parties agree to offset this amount with the USD$1,000,000 owed by Raven to Osage, as described on Recitals 3 and 4 of this Agreement.

3. Miscellaneous

The MIPA and its obligations remain in force, in accordance with the MlPA terms. This Agreement is related exclusively to the Disputes, and is not intended to modify, or suspend any obligation of the Parties stablished in the MIPA, including but not limited to the Osage liability in relation to Ecopetrol production Dispute, as described on Appendix 2 (Letter January 1, 2014).

This Settlement Agreement is a final and binding agreement between the Parties in relation to the Disputes.

In witness whereof the Parties have executed this document in two (2) counterparts, on          ,          , 2014